Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Arcadia Financial Ltd. (formerly Olympic Financial Ltd.) for the Registration of $500,000,000 of debt and equity securities and to the incorporation by reference therein of our report dated January 21, 1997, with respect to the consolidated financial statements of Olympic Financial Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Experts" and to the use of our report dated January 21, 1997, incorporated by reference in the Prospectus Supplement of Arcadia Financial Ltd. for the registration of $75,000,000 of Senior Notes.

                                             /s/ ERNST & YOUNG LLP


Minneapolis, Minnesota
October 3, 1997